SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A
                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
 Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                        Name: GAM AVALON MULTI-U.S., LLC

   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                     c/o Global Asset Management (USA) Inc.
                              135 East 57th Street
                            New York, New York 10022

             Telephone Number (including area code): (212) 407-4600


               Name and address of agent for service of process:


                            Joseph J. Allessie, Esq.
                       Global Asset Management (USA) Inc.
                              135 East 57th Street
                            New York, New York 10022

                                    copy to:

                           Christopher M. Wells, Esq.
                                Coudert Brothers
                           1114 Avenue of the Americas
                          New York, New York 10036-7703

                             Check Appropriate Box:


Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 Yes /X/ No / /

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has duly caused this notification of registration to be duly signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of January, 2002.



                                GAM AVALON MULTI-U.S., LLC

                             By Global Asset Management (USA) Inc.,
                                Advisor, Authorized Person

                             By:  /s/ Joseph J. Allessie
                             --------------------------------
                                  Joseph J. Allessie
                                  Vice President and General Counsel



Attest:

/s/  Kevin J. Blanchfield
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Name:  Kevin J. Blanchfield
Title:   Authorized Person